                  NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                        Statement of Consolidated Income
                       Twelve Months Ended June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)


                                            Actual       Adjustments      Pro Forma
                                          -----------    -----------     -----------
                                                       (In Thousands)
Operating revenue                         $ 2,429,139                    $ 2,429,139
                                          -----------      -------       -----------
Operating expenses:
  Fuel for generation                         373,324                        373,324
  Purchased electric energy                   530,530                        530,530
  Other operation                             524,489                        524,489
  Maintenance                                 131,403                        131,403
  Depreciation and amortization               240,618                        240,618
  Taxes, other than income taxes              145,063                        145,063
  Income taxes                                138,137      $(2,844)          135,293
                                          -----------      -------       -----------
      Total operating expenses              2,083,564       (2,844)        2,080,720
                                          -----------      -------       -----------
      Operating income                        345,575        2,844           348,419

Other income:
  Equity in income of generating
    companies                                   9,978                          9,978
  Other income (expense), net                 (12,435)                       (12,435)
                                          -----------      -------       -----------
      Operating and other income              343,118        2,844           345,962
                                          -----------      -------       -----------
Interest:
  Interest on long-term debt                  109,638                        109,638
  Other interest                               16,562        7,801            24,363
  Allowance for borrowed funds used
    during construction                        (2,328)                        (2,328)
                                          -----------      -------       -----------
      Total interest                         123,872         7,801           131,673
                                          -----------      -------       -----------
Income after interest                        219,246        (4,957)          214,289

Preferred dividends and net loss on
  reacquisition of preferred stock             5,964        (3,686)            2,278
Minority interests                             6,791                           6,791
                                          -----------      -------       -----------
      Net income                          $  206,491       $(1,271)      $   205,220
                                          ===========      =======       ===========
Average common shares                     64,949,413                     64,949,413

Net income per average common share            $3.18                          $3.16
Dividends declared per share                   $2.36                          $2.36


                  Statement of Consolidated Retained Earnings
                       Twelve Months Ended June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)


                                            Actual       Adjustments      Pro Forma
                                          -----------    -----------     -----------
                                                       (In Thousands)
Retained earnings at beginning
  of period                               $  850,939                    $   850,939
Net income                                   206,491       $(1,271)         205,220
Dividends declared on common shares         (153,055)                      (153,055)
Premium on redemption of preferred
  stock                                          450                            450
                                          -----------      -------       -----------
Retained earnings at end of period        $  904,825       $(1,271)      $  903,554
                                          ===========      =======       ===========

                  NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES

     The pro forma adjustments to show the estimated effect of the proposed transactions as applied to the foregoing Consolidated Statement of Income and Consolidated Statement of Retained Earnings for the twelve months ended
June 30, 1997 are as follows:

Increase - Other Interest                                        $7,801,113

To reflect interest on $130,018,548 of short-term debt, calculated at an annual rate of 6.00 percent.

Decrease - Income taxes                                          $2,843,499

To reflect the income tax effects as a result of the above adjustment, as well as the tax impacts of a $342,000 preferred dividends tax deduction no longer applicable as a result of the pro forma adjustments.

Decrease - Preferred dividends and net gain on reacquisition
           of preferred stock                                    $3,686,176

To reflect twelve-months effect on dividends by the retirement of $126,166,000 of preferred stock of New England Power Company, Massachusetts Electric Company, and The Narragansett Electric Company, subsidiaries of New England Electric System, of $7,332,324, net of $3,646,148 net loss on such retirement.